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                                                                    EXHIBIT 99.1

                              [LOGO OF ONVIA.COM]

For Immediate Release

            Onvia to Issue Special Cash Distribution to Shareholders
                       Company Retains $40,000,000 in Cash

Seattle, WA - March 25, 2002 - Onvia.com, Inc. (NASDAQ: ONVI), helping businesses secure government contracts and government agencies find suppliers online, announced today that its board of directors has approved a special cash distribution to return excess operating capital to Onvia's stockholders.

Onvia will pay a cash distribution of $.39 per share on May 3, 2002 to holders of record on April 19, 2002. The stock will be ex-dividend on May 6, 2002. Onvia believes that this distribution should qualify as a return of capital, with resulting tax advantages to shareholders.

"Two years ago, Onvia went public with a completely different business model than we have today," stated Mike Pickett, Onvia's chairman and chief executive. "Over the past nine months we completed our business model transition, examined alternatives for increasing shareholder value, and reduced our operating cash losses. Based on this activity the Board of Directors has determined that $.39 per share can be returned to shareholders as a cash distribution. After the distribution the company will retain in excess of $40 million in cash which allows us to achieve operating cash profitability and maintain a strong balance sheet."

In March 2000, Onvia raised $233.8 million in its initial public offering and concurrent private placement to support its operating and corporate development cash requirements as a B2B business. In 2001, Onvia's operating cash requirements significantly decreased as a result of the company's cost saving strategies, its focus on its B2G operations, and the closure of its B2B business. Subsequent to this distribution, Onvia will have sufficient capital available to achieve its profitability goals, reduce or eliminate its idle lease obligations, and engage in potential corporate transactions.

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Page 2 of 3 - Onvia to Issue Special Cash Distribution to Shareholders

The company was advised by NASDAQ that it will begin enforcing compliance with its minimum bid price requirement, effective January 2, 2002. On February 14, 2002, the company received an initial warning letter from NASDAQ that the price of the company's common stock had closed below the minimum $1.00 per share listing requirement for 30 consecutive trading days. The company continues to evaluate a variety of options to maintain its NASDAQ listing.

About Onvia

Onvia.com, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 43,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. The size and strength of Onvia's network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com,
Inc.: 1260 Mercer St., Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961,
or visit www.onvia.com.

For general questions, please call Leah Appleton at (206) 373-9007.

For investor relations questions, please e-mail InvestorRelations@onvia.com.

Onvia has no record of past cash distributions on its common stock. Additional cash distributions may or may not occur in the future. Onvia's board of directors might decide to declare and pay additional distributions to stockholders if it were to conclude that Onvia's cash resources exceed those required by the business. However, stockholders should not assume that they will receive any cash distributions in the future.

This release contains, in addition to historical information, forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia's financial performance, Onvia's path to profitability, and the progress and benefits of Onvia's execution of its business plan. Onvia's actual results could differ materially from those described in the forward-looking statements.

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Page 3 of 3 - Onvia to Issue Special Cash Distribution to Shareholders

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the payment of the cash distribution may cause the price of Onvia's common stock to decline, further negatively impacting Onvia's ability to remain listed with the NASDAQ National Market and undermining its operating cash profitability goals; the cash distribution may leave Onvia with inadequate cash to pursue unidentified, future merger and acquisition activities, to meet its idle lease obligations over the entire term of its lease, or to achieve its profitability goals; the tax consequences of the cash distribution may not be actually advantageous to shareholders.

For a detailed discussion of these and other cautionary statements, please refer to Onvia's filings with the Securities and Exchange Commission (SEC) including Onvia's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, Annual Report on Form 10-K for the year ended December 31, 2001 (to be filed by March 29, 2002), and Onvia's Proxy Statement filed with the SEC on April 9, 2001.

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